Future Use Agreement

             This License Agreement (the "Agreement") is entered into with effect from September 1, 2012, by and among the following parties:

             GD Glottech International Ltd. ("Glottech"), a limited company corporation incorporated under the laws of Ireland, whose principal office address is 36 Dame Street, Dublin 2, Ireland, represented herein by Mr. John O’Connor, Director;

And

             Lithium Exploration Group, Inc. ("LEXG"), a corporation incorporated under the laws of the State of Nevada, whose principal office address is 3200 N. Hayden Rd. Suite 235, Scottsdale, AZ, 85251, USA, represented herein by Mr. Alex Walsh, CEO.

             Each may hereinafter be individually referred to as noted above or a "Party," and collectively as the "Parties." All references to a Party shall include each Affiliate of that Party.

RECITALS

             WHEREAS, Glottech is the owner of, and is in the business of developing, using, and licensing others to use, a proprietary technology referred to as the "Glottech Ultrasonic Generator" which uses mechanical ultrasound for a variety of purposes (the "Technology") and is based upon technology identified in US patent number 7767159 (the “Patent”);

             WHEREAS, the Parties intend that the Technology shall also be protected in Canada pursuant to a Canadian patent;

             WHEREAS, LEXG is in the business of non-petro chemical mining, such as Lithium mining;

             WHEREAS, the Parties previously entered into a Letter of Agreement regarding the Technology dated November 8, 2011 (the “LOI”), which LOI is attached this Agreement as Exhibit “A” for the purposes of reference only;

             WHEREAS, the Parties also entered into a Patent License and Royalty Agreement Option dated August 14, 2012 (the “Option”), which is attached to this Agreement as Exhibit “B” for the purposes of reference only;

             WHEREAS the Parties wish to enter into this Agreement pursuant to Article XV of the LOI in order to expand and clarify the terms of the LOI regarding the licensing of Technology to LEXG within the specific territory described below in the specific field of use described below; and,

             WHEREAS the Parties further wish to enter into this Agreement pursuant to Section 5 of the Option.

             Now therefore, for good and valuable consideration, the receipt of which is hereby acknowledged by LEXG and Glottech, the parties agree as follows:

1.	Interpretation. Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1

“Affiliate” shall mean with respect to each Party, any Entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Party, including, but not limited to subsidiaries, assignees, joint ventures, and licensees.

1.2

“Control” shall mean, with respect to any Entity that is not an individual person, direct or indirect beneficial ownership of more than 50% of the voting securities of that Entity, including any securities which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing. Control shall mean, with respect to any patent, trademark, trade-secret, copyright or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such intellectual property as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.3

“Entity” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government (whether or not having a separate legal personality).

1.4	“Field of Use” shall mean non-petrochemical Mining, exclusively by LEXG and / or its Affiliates.

1.5

“Mining” shall mean the exploration, extraction or processing of non-petrochemical minerals, including, but not limited to, gold, silver, copper, iron, granite, limestone, lithium, potassium, calcium, magnesium or any other non-petrochemical mineral or precious metal, including such minerals which may be found in produced water.

1.6	“Technology” shall mean the Glottech Ultrasonic Generator, including all variants thereof and improvements in relation thereto, as may be sold by or on behalf of Glottech from time to time.

1.7	“Territory” shall mean within the legal boundaries of Canada.

1.8	“Third Party” shall mean any Entity other than LEXG or Glottech and their respective Affiliates.

2.	LICENSEAND RIGHTS

2.1

License. Subject to the terms and conditions herein, and in consideration of the compensation paid to Glottech-USA, LLC in Section VI of the LOI and additional compensation paid to Glottech pursuant to this Agreement, Glottech hereby grants to LEXG a license (the "License") to use the Technology, and Patent Rights as defined in the Option, for the duration of the Term within the Field of Use. The License shall be exclusive within the Territory. The License granted hereunder shall be non-assignable without the prior written consent of Glottech, except to any Affiliate of LEXG. LEXG may sublicense its rights under the License in respect of 1 or more units of the Technology to any Entity operating within the Field of Use in which LEXG owns or beneficially owns at least 20% equity interest.

2.2

Supply of 1stTechnology Unit. The parties acknowledge that LEXG paid $800,000 to Glottech- USA for the assembly and delivery of one (1) unit of the Technology (hereafter the "Philadelphia Unit") specifically designed for water purification (the process of which includes, among other things, the separation and extraction of salt, minerals and other-products which are either burned off or available as a brine slurry) intended to optimize LEXG's mineral separation efforts consistent with LEXG's intended application and use. The Parties acknowledge that the Philadelphia Unit was not completed as promised by Glottech-USA, despite LEXG having invested $800,000 toward it. In order to maximize the value of LEXG's investment, Glottech agrees to assist LEXG in taking the necessary action to exercise control over the unit and complete the assembly of the unit.

The parties also recognize that due to circumstances beyond their control, it may take longer to obtain the Philadelphia Unit than to construct a new prototype. Construction of this "Next-Gen Unit" prototype can be done taking advantage of test and assembly results from the Philadelphia Unit, and could be done in Canada to maximize efficiencies.

The parties acknowledge their mutual interest in having a 1st Technology Unit completed and fully tested as expeditiously as possible. LEXG agrees to pay reasonable costs, the reasonableness of such costs to be determined in the sole discretion of LEXG, of completing the assembly and testing of whichever unit may be completed first (hereafter the "1st Technology Unit"), such decision as to which can be made first to be made by Glottech, as representative of the inventor, Victor Glotov. If the 1st Technology Unit is the Philadelphia Unit, completion of the unit and testing to the point of achieving cavitation shall be done in Philadelphia, or any other site chosen by Glottech; if the 1st Technology Unit is the Next-Gen Unit, the completion and testing canbe done in a site in Canada selected by Glottech. Given past experience by both parties of their relationships with Glottech USA, Glottech agrees to meet with LEXG to coordinate assembly and testing needs as related to reasonable costs to be incurred therefor, and upon mutual agreement the necessary reasonable costs shall be contracted by Glottech for unit assembly and testing completion and paid by LEXG. Furthermore, Glottech agrees to allow LEXG approved (by Glottech, such approval not to be unreasonably withheld) representatives to be present during unit testing. Upon assembly completion, the 1stTechnology Unit will be shipped to the specific location in Alberta to be designated by LEXG, at LEXG's expense. Glottech, in its sole discretion, is entitled to retain, or be granted access to, the initial unit for a period of one hundred twenty (120) days upon it being operational for testing purposes. No additional License Fee compensation is due to Glottech by LEXG for this 1st Technology Unit.

2.3

Supply of Additional Technology Units. Glottech agrees to supply LEXG up to five (5) Technology units per 12-month period (inclusive of the 1st Technology Unit), such period starting from the month of delivery of the 1st Technology unit to LEXG, under the terms of this Agreement, for a period of five (5) years.

2.4

Technology Unit Licenses. Glottech shall issue a separate, written License for each Technology unit delivered to LEXG, for LEXG's use consistent herein. Each License for Technology units shall be issued for a term of five years starting from the date of delivery to LEXG, with an option by LEXG to terminate each License at any time prior to the end of the fifth year. The License for each Technology unit shall survive termination of this Agreement and shall be conditioned upon LEXG's payment of royalties pursuant to the terms of this Agreement.

3.	ADDITIONAL OBLIGATIONS OF GLOTTECH

3.1

Technical Support. Glottech shall provide ongoing technical assistance and training in respect of LEXG's use of the Technology as is reasonably necessary to ensure the successful deployment, continuous operation, and maintenance of the Technology within the Field of Use. Glottech shall use commercially reasonable efforts to supply such training and assistance at LEXG's facilities or operation sites. The cost of such training (such as reasonable travel expenses) and assistance shall be the responsibility of LEXG. Glottech responsibilities in this regard shall include: (i) assisting in the proper setup, operations and crew training of the each applicable Technology unit, (ii) monitoring the ongoing flow of fluid stock through the Technology unit using Glottech supplied fluid flow metering technology to be supplied with the Technology, (iii) providing to LEXG monthly reporting of such flow monitoring, (iv) providing LEXG with the billing data based upon such flow monitoring, (v) providing LEXG with technical guidance on a reasonable, "as needed", basis as to the proper use of the Technology, and (vi) recommending reasonable maintenance and component replacement procedures based on component manufacturers' and/or Glottech-'s guidelines and actual "wear and tear" usage data, (vii) taking all other actions as are reasonable and necessary to cooperate with LEXG, in order to ensure that LEXG's intended use of the Technology is successful for its intended purposes.

3.2

Indemnification. Glottech shall be solely responsible for the design, development, supply of its products and the protection of its trade names and patents. Glottech agrees to indemnify, hold LEXG harmless against and pay all losses, costs, damages or expenses, whatsoever, including counsel fees, which LEXG may sustain or incur on account of infringement or alleged infringements of patents, trademarks or trade names resulting from LEXG's use of the Technology as contemplated by this Agreement. LEXG shall promptly deliver to Glottech any notices or papers served upon it in any proceeding covered by this indemnity, and Glottech shall defend such litigation at its expense. LEXG shall, however, have the right to participate in the defense at its own expense. Glottech shall provide LEXG with a certificate of insurance evidencing LEXG as an additional insured on Glottech’s product liability insurance policy. This provision shall survive and remain in full force and effect after the termination or nonrenewal of this Agreement.

4.	TERM AND TERMINATION

4.1

Term of License: The term (“Term”) of this Agreement shall be for an initial period of five (5) years. The Term shall be automatically renewable thereafter for successive five (5) year periods provided that LEXG satisfies the aggregate minimum annual royalty requirements (or, payment in lieu) for the five year period of the initial Term set out in Section 5.1 below. Notwithstanding the foregoing, if Glottech delays in its delivery to LEXG of the first unit of Technology, the Term of this Agreement shall be extended by a period equal to the period of delay

4.2	Termination. This Agreement may be terminated as follows:

(a)	By Glottech if LEXG fails to satisfy the aggregate minimum annual royalty requirements (or payment in lieu of royalties) as set out in Section 5.1 below.

(b)

By either party if the other party becomes insolvent or bankrupt, or files a voluntary petition in bankruptcy, or is subject of an involuntary petition in bankruptcy (unless such involuntary petition is withdrawn or dismissed within ten days after filing) in which event termination may be immediate upon notice.

(c)

By either party if the other party fails to cure any breach of a material covenant, commitment or obligation under this Agreement, within 45 days after receipt of written notice specifically setting forth the breach from the other party;

(d)

By either party if the other party is convicted or pleads to a crime or an act of fraud that materially impacts on its performance or its fiduciary duties hereunder, in which event termination may be immediate upon notice.

(e)	By LEXG if Glottech does not submit its patent application in Canada or pay fees necessary to reinstate Canadian patent number 2719965 by November 1, 2012;

(f)

By LEXG if Glottech fails to receive an issued Canadian patent which provides for LEXG’s exclusive use of the Technology and Patent Rights, as defined in the Option, within 24 months of execution of this Agreement.

5.	ROYALTIES & COMPENSATION

5.1

Royalties. In consideration of the License granted hereunder, LEXG (or its permitted assignee or sub-licensees) shall pay to Glottech a per Technology Unit royalty of ———— per ton of water produced by the use of the Technology under the License (the “Royalty(ies)”). Notwithstanding the foregoing, the minimum aggregate Royalty (the ‘Minimum Aggregate Royalty”) payable during the Term shall be ———— per Technology unit per year. The parties shall meet and confer 180 days after delivery of the first Technology unit to evaluate the Technology unit’s operational production during the first 180 days. The Minimum Aggregate Royalty shall further be adjusted based upon the following benchmarks: (i.) ———— operating hours per day; (ii.) ———— tons of water treated per hour; and (iii.) Operational for ———— days per month.

The adjustment, downward or upward, shall be made on a proportional basis for each benchmark.

5.2

Additional Technology Unit License Fees. Excluding the 1st Technology Unit, LEXG shall pay Glottech a one-time License Fee per Technology Unit ordered under this Agreement. This separate License Fee shall be consideration for the separate Technology unit license and shall be in addition to any other royalties or consideration agreed upon by the Parties. The License Fee shall be Canadian retail price, less ————. For purposes of this section, Canadian retail price shall be the listed Technology unit Licensing Fee for orders placed by third-parties for delivery in Canada.

5.3	Payment. All payments shall be paid in United States dollars and shall be subject to all applicable governmental laws, regulations and rulings, including the withholding of taxes.

5.4

Time of Payment. Royalties shall be earned by Glottech when the Technology unit begins to treat water and shall be due and payable within thirty (30) days after the end of the calendar month in which the Technology unit is used to treat water. 50% of the Technology unit License Fee shall be due and payable upon order of the corresponding Technology unit, with the remainder due upon delivery to LEXG of the corresponding Technology unit.

5.5

Confidential Terms. The special preferred royalty pricing noted in Section 5.1 above is to be maintained in the utmost of confidentiality, as it is exclusive to LEXG. Should the LEXG royalty pricing be disclosed by LEXG to a third party without the express prior written consent of Glottech (such consent not to be unreasonably withheld), the preferred Section 5.1 Royalty pricing shall immediately cease, and it shall be replaced by the then-current listed standard royalty pricing in Canada for similar Technology unit use. Notwithstanding the foregoing or anything to the contrary herein, LEXG shall be permitted to disclose the price of the Royalty being paid hereunder by LEXG in the following circumstances: (a) such information enters the public domain (through no fault of LEXG); or, (b) such information is required to be disclosed pursuant to applicable laws (including, without limitation, applicable securities laws).

6.	ADDITIONAL OBLIGATIONS OF LEXG

6.1

Facilities. LEXG shall provide itself with, and be solely responsible for, (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

6.2

Expense of Doing Business. Subject to the express obligations of Glottech stipulated herein, LEXG shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations of Glottech. Glottech represents, warrants, and covenants to LEXG that:

	(a)	to the best of its knowledge the use of the Technology and Patent contemplated by this Agreement and grant of rights made to LEXG, do not and will not infringe upon the rights of third parties.

(b)

Glottech adequately maintains and shall continue to adequately maintain all intellectual property rights, including thePatent, required for the exploitation of the Technology as contemplated by this Agreement for the Term of this Agreement.

	(c)	Glottech will make its best efforts to submit its patent application in Canada or pay fees necessary to reinstate Canadian patent number 2719965 by November 1, 2012;

	(d)	Glottech represents and warrants that it will prosecute and maintain the Patent Rights, defined in the Option, in Canada so as to enable LEXG to benefit from the license rights provided herein.

(e)

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Glottech, and this Agreement constitutes a valid and binding obligation of Glottech enforceable against Glottech in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

	(f)	Glottech owns, possesses, and has good and marketable title to the rights granted to LEXG hereunder, free and clear of all encumbrances of every kind and nature whatsoever.

(g)

Glottech is a corporation duly incorporated, validly existing, and in good standing under the laws of Ireland and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

7.2	Representations of LEXG. LEXG represents, warrants, and covenants to Glottech that:

(a)

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of LEXG, and this Agreement constitutes a valid and binding obligation of LEXG enforceable against LEXG in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(b)

LEXG is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

8.	OWNERSHIP, INTELLECTUAL PROPERTY RIGHTS, AND NON-DISCLOSURE.

8.1	GD Glottech International Rights.

(a)

GD Glottech International shall retain all rights, title and interest (including all Intellectual Property Rights) in the Technology, all Technology Units, and GD Glottech International Documentation and any Derivatives, and any copies thereof.

(b)

LEXG shall not alter or remove any copyright, trade secret, patent, proprietary and/or other legal notices contained on or in copies of the GD Glottech International Documentation and/or Confidential Information. LEXG shall include any applicable GD Glottech International trademark, copyright, trade secret notation or Confidential Information notices and other legends, as applicable, on every copy, in whole or in part, of the GD Glottech International Documentation in any form. LEXG shall not decompile, disassemble or otherwise reverse engineer the Technology, except as GD Glottech International is required to allow LEXG to do under applicable law.

(c)

LEXG shall render to GD Glottech International commercially reasonable assistance in connection with GD Glottech International's enforcement of its rights in and to the Technology and GD Glottech International Documentation.

(d)

Certain data or portions thereof which may be supplied by GD Glottech International relating to the Technology are deemed Confidential Information and proprietary to GD Glottech International and will be so marked.

9.	GENERAL

9.1

Relationship. The relationship of Glottech and LEXG established by this Agreement is that of independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow LEXG to create or assume any obligation on behalf of Glottech for any purpose whatsoever.

9.2

Press Release Disclosure.The Parties acknowledge that LEXG and/ or Glottech may issue press releases in respect of the subject matter of this agreement containing such information as is required by law and applicable regulations. Each party shall notify and meaningfully consult with the other prior to the publication of any press release in relation to this Agreement or the subject matter herein 48 hours before the release to ensure accuracy of information and that it does not adversely impact the other party.

9.3	Applicable Law. This Agreement shall be governed by the laws of the State of Nevada, United States of America.

9.4

Time of the Essence: Mutual Cooperation. Time is of the essence in consummating the relationship contemplated herein. Accordingly, the Parties hereby each agree to cooperate fully and on a timely basis in an attempt to consummate the transactions herein contemplated.

9.5

Notices. Any notice, payment or other communication required or permitted to be given or served pursuant to this Agreement shall be in writing and shall be delivered personally or forwarded by registered mail or sent by facsimile transmission to the party concerned addressed as follows:

If to Glottech
             John O’Connor
             Director
             36 Dame Street
             Dublin 2, IRELAND

and with a copy to:
             Glottech Legal Counsel

If to LEXG:
             Alex Walsh
             3200 N. Hayden Rd. Suite 235
             Scottsdale, AZ 85251
             Facsimile: 480-641-4794

and with a copy to:
             William L. Macdonald
             Macdonald Tuskey
             4th Floor - 570 Granville Street
             Vancouver BC V6C 3P1

and
             Greg Garcia
             201 North Central Avenue, 22nd Floor
             Phoenix, AZ 85004

or to any other address as may from time to time be notified in writing by any of the parties. Any notice, payment or other communication shall be deemed to have been given on the day delivered, if delivered by hand, and within seven calendar days following the date of posting, if mailed; provided that if there shall be at the time or within seven calendar days of mailing a mail strike, slow-down or other labor dispute that might affect delivery by mail, then the notice, payment or other communication shall be effective only when actually delivered. Any such notice or communication, if sent by facsimile transmission during business hours on a business day, shall be deemed to be received upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business hours on the next business day following confirmation of the transmission. Business Day shall mean any day that is not a Saturday, Sunday, or statutory holiday according to the laws of the jurisdiction where the transmission is received.

9.6

Entire Agreement.This Agreement is entered into pursuant to Section XV of the LOI and the Option. This Agreement and the Option constitute the entire agreements between the parties regarding the license of the Technology and Patent Rights to LEXG. To the extent of any conflict between this Agreement and the Option, the terms of this Agreement shall be superior. Except for the Option, this Agreement supersedes all prior arrangements and understandings, both written and oral, expressed or implied, including but not limited to the LOI, with respect to the subject matter hereof.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

LITHIUM EXPLORATION GROUP, INC.

/s/Alex Walsh
Alex Walsh
Its: President & Chief Executive Officer

GD GLOTTECH INTERNATIONAL LTD.

/s/ John O’Connor
John O’Connor
Its: Authorized Signatory

EXHIBIT “A”

Letter of Intent dated November, 2011

EXHIBIT “B”

Patent License and Royalty Agreement Option